Exhibit (d)(2)

Lonza Group Ltd Muenchensteinerstrasse 38 CH-4002 Basel, Switzerland

Mr. Michael E. Campbell Arch Chemicals, Inc. 501 Merritt 7 Norwalk, CT 06851 USA	Joseph R. Colleluori Corporate Development Tel +41 61 316 84 55 Fax +41 61 316 94 55 joseph.colleluori@lonza.com

May 2, 2011

CONFIDENTIALITY AGREEMENT

Gentlemen,

In connection with the exploration of a possible transaction (the “Transaction”) involving Arch Chemicals, Inc. (the “Potential Partner”) and Lonza Group AG (the “Company”, and together with the Potential Partner the “Parties”), the Parties have agreed to give each other access, subject to the terms and conditions of this Confidentiality Agreement (the “Agreement”), to certain information regarding themselves and their respective Affiliates (as defined below) which is non-public, confidential and proprietary in nature.

All information furnished by or on behalf of one Party (the “Disclosing Party”) or its Representatives (as defined below) to the other Party (the “Receiving Party”) either before or after the date hereof, and all analyses, compilations, forecasts, studies, notes, other materials and portions thereof prepared by or on behalf of the Receiving Party or its Representatives that contain, reflect or are based, in whole or in part, on such information, including, without limitation, those stored in electronic form, as well as any information about (a) the Transaction, (b) any terms or conditions or any other facts relating thereto, including without limitation, the fact that discussions are taking place with respect thereto or the status or termination thereof, (c) the fact that this Agreement exists or its terms or (d) the fact that Confidential Information has been made available, is referred to in this Agreement as “Confidential Information”. The term “Confidential Information” does not include, however, information with respect to the Disclosing Party or any of its Affiliates which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in violation of this Agreement, (ii) is already in the possession of the Receiving Party at the time such information is disclosed by the Disclosing Party or its Representatives to the Receiving Party, provided that such information is reasonably believed by the Receiving Party not to

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be subject to a confidentiality agreement or other obligation of confidentiality to the Disclosing Party or its Representatives or (iii) becomes available to the Receiving Party on a non-confidential basis from a person other than the Disclosing Party or its Representatives who is reasonably believed by the Receiving Party not to be bound by a confidentiality obligation, whether by agreement or otherwise, to the Disclosing Party or any of its Representatives. As used in this Agreement, the term “Representatives” means, as to any Party, such Party’s Affiliates and its and their respective directors, officers, employees, agents, advisors (including, without limitation, financial advisors, counsel and accountants) and controlling persons. As used in this Agreement, the term “person” shall include, without limitation, any corporation, company, partnership, other entity, group or individual. An “Affiliate” of a person shall be any other person controlling, controlled by, or under common control with, such first person. For the avoidance of doubt, Affiliates of a Party shall include any of its direct or indirect subsidiaries.

Subject to the immediately succeeding paragraph, unless otherwise agreed to in writing and in advance, each Party will, and will cause its Representatives to, (i) except as required by applicable law or regulations (including, for the avoidance of doubt, the listing rules of the SIX Swiss Exchange and the New York Stock Exchange (“NYSE”)) or legal, judicial or administrative process (“Law or Legal Process”), keep all Confidential Information confidential and not disclose or reveal any Confidential Information, in whole or in part, to any person other than its Representatives who need to know the Confidential Information for the purpose of evaluating a possible Transaction (in which case the Receiving Party will cause those persons to comply with the terms of this Agreement) and (ii) not use Confidential Information for any purpose other than in connection with its evaluation of a possible Transaction. Each party agrees to undertake reasonable precautions to safeguard and protect the confidentiality of the Confidential Information and to prevent its Representatives from prohibited or unauthorized disclosure or use of any of the Confidential Information. Each Party shall be responsible for any breach of the Agreement by its Representatives.

In the event that a Party or any of its Representatives is requested pursuant to, or required by Law or Legal Process, to disclose any Confidential Information, the Party required to disclose such information will provide the other Party with prompt notice of such request or requirement prior to the disclosure of any Confidential Information, to the extent not prohibited by Law or Legal Process, in order to enable such other Party or any of its Affiliates, as the case may be, to seek, and will (to all the extent reasonable, practicable and legally permissible) assist such other Party or any of its Affiliates, as the case may be, in seeking, to the extent reasonably available, an appropriate protective order or other remedy, or to take lawful steps to resist or narrow the scope of such request or requirement. If a protective order or other remedy is not obtained and disclosure of Confidential Information is legally required, the Party required to disclose such information may so disclose only that portion of the Confidential Information or such other information which is legally required. In any such event the disclosing Party will use its reasonable best efforts to ensure that all Confidential Information and other information that is so disclosed will be accorded confidential treatment. The Parties acknowledge and agree that, pursuant to the listing rules of the SIX Swiss Exchange or the NYSE, the

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Parties may be required to disclose Confidential Information regarding the Transaction without delay if such Confidential Information becomes generally available to the public.

All Confidential Information will be, and will remain, solely the property of the applicable Disclosing Party. If any of the Parties determines that it does not wish to proceed with the Transaction, it will promptly advise the other Party of that decision. In that case, or in the event that a Disclosing Party, in its sole discretion, so requests, the Receiving Party will promptly return to the Disclosing Party all Confidential Information in its possession or in the possession of any of its Representatives; provided that such Receiving Party and its Representatives may, in lieu of delivering materials containing Confidential Information to the Disclosing Party, destroy all copies of such materials and promptly certify such destruction in writing to the Disclosing Party. Whether written or oral, or returned or destroyed, all Confidential Information shall continue to be held confidential pursuant to the terms of this Agreement.

The parties agree that, unless and until a definitive agreement regarding a possible Transaction has been executed, none of the Parties, any of their respective Representatives nor any other person shall be under any legal obligation with respect to a possible Transaction by virtue of this Agreement or otherwise, except for the matters specifically agreed to herein.

Each Party undertakes and agrees to comply with all applicable laws regarding insider trading in connection with the Confidential Information provided by the other Party. Without restricting the generality of the foregoing, each Party undertakes and agrees that, in the event it or any of its Representatives has been provided by the other Party with Confidential Information which characterizes as inside information for the purpose of Article 161 of the Swiss Criminal Code or material nonpublic information for purposes of Section 10(b) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules promulgated thereunder, it shall not, and shall not authorize or permit any of its Representatives to acquire or dispose of, or agree to acquire or dispose of in any manner, directly or indirectly, any securities or direct or indirect rights to acquire or sell any securities of the other Party or any of its subsidiaries or make any public announcement with respect to any of the foregoing. Likewise, each Party undertakes and agrees that it and its Representatives shall not engage in any transactions relating to its securities (other than delivery of shares under option and conversion rights already agreed) as long as the Confidential Information could qualify as inside information for the purpose of Article 161 Swiss Criminal Code or material nonpublic information for purposes of Section 10(b) of the Exchange Act and the rules promulgated thereunder, or potentially price sensitive information within the meaning of Article 53 of the listing rules of the SIX Swiss Exchange.

Each Party agrees not to, and shall cause its Affiliates not to, directly or indirectly, solicit for employment, make any offer of employment to or enter into any consulting relationship with, any of the current or former officers or employees of the other Party or any of its Affiliates with whom it or they have been directly or indirectly introduced or with whom it or they have otherwise had contact,

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obtained access to information with respect to, or been made aware of as a result of the consideration of a Transaction, or encourage or solicit any such current officer or employee to terminate his or her employment with the other Party or any of its Affiliates, in each case for a period of not less than 24 months from the date of this Agreement; provided that the foregoing shall not prohibit a Party or its Affiliates from (i) soliciting for employment or making an offer of employment to any officer or employee of the other Party after such officer or employee’s employment with the other Party or any of its Affiliates shall have been terminated or (ii) offering employment to or entering into any consulting arrangement with any officer or employee of the other Party responding to a general solicitation or advertisement undertaken by the Party or its Affiliates without targeting such officer or employee of the other Party.

Until the earlier to occur of (i) the completion (closing) of a definitive agreement providing for a Transaction or (ii) 12 months from the date of this Agreement (the “Restricted Period”), the Parties agree not to, and shall direct their respective Representatives not to, initiate or maintain contact with any shareholder, officer, director, employee, customer or supplier of the other Party or the other Party’s Affiliates regarding such other Party’s business, operation, prospects or finances, except with the express prior written consent of the other Party or contacts made in the ordinary course of business not related to the Confidential Information or a Transaction.

Each Party acknowledges and agrees that during the Restricted Period, unless it shall have been specifically invited in writing by the other Party or its board of directors, neither it nor any of its Affiliates will in any manner, directly or indirectly, (i) acquire, offer to acquire, agree to acquire or make a proposal to acquire, by purchase or otherwise, any securities, or direct or indirect rights to acquire any securities, of the other Party or any subsidiary of the other Party or any successor to or person in control of the other Party, or any assets or property of the other Party or any subsidiary or division of the other Party or of any such successor or controlling person, (ii) make or in any way participate in, any “solicitation” of proxies (as such terms are used in the rules of the United States Securities and Exchange Commission (the “SEC”)) to vote, or seek to advise or influence any person with respect to voting of, any voting securities of the other Party or any of its subsidiaries, (iii) make any public announcement with respect to, or solicit or submit a proposal for, or offer of (with or without conditions) any merger, business combination, recapitalization, reorganization, purchase of a material portion of the assets or properties of the other Party or any of its subsidiaries or other similar extraordinary transaction involving the other Party, any of its subsidiaries or any of their respective securities, (iv) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) with respect to any securities of the other Party or any of its subsidiaries or otherwise in connection with any of the foregoing, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the other Party or any of its subsidiaries, (vi) disclose any intention, plan or arrangement inconsistent with any of the foregoing, (vii) advise, assist, encourage or direct any person to do, or to advise, assist, encourage or direct any other person to do, any of the foregoing, (viii) take any action that could reasonably be expected to require the other Party to make a public announcement regarding the possibility of any of the events

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described in this paragraph, or (ix) request the other Party or any of its Representatives, directly or indirectly, to amend or waive any provisions of this paragraph. Notwithstanding the other provisions of this paragraph, the restrictions on a particular Party in this paragraph shall immediately become of no further force and effect in the event that, in the absence of any breach by such Party, its controlled Affiliates or any of its Representatives acting in their capacity as such, the other Party enters into a binding and definitive agreement with a third party regarding (a) a merger, sale or other business combination transaction involving such other Party where such other Party would not be the surviving entity as a public company or where such third party (or such third party’s stockholders) would be acquiring at least 50 percent or more of the common equity of such other Party (or the entity resulting from the transaction) or the assets of such other Party, or (b) an acquisition by such third party of “beneficial ownership” (as such term is defined under the Exchange Act) of 50 percent or more of the common equity of such other Party.

Each Party agrees that the other Party and its Affiliates would be irreparably injured by a breach of this Agreement by such Party or its Representatives, that monetary remedies would be inadequate to protect such other Party or its Affiliates against any actual or threatened breach of this Agreement by such Party or its Representatives and, without prejudice to any other rights and remedies otherwise available to the Parties or their Affiliates, each Party agrees to the granting of injunctive relief and specific performance, in the other Party’s or its Affiliates’ favor without proof of actual or imminent damages. Each Party agrees that such Party and its Representatives shall waive any requirement for the security or posting of any bond in connection with any such remedy. It is further understood and agreed that no failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

If any provision of this Agreement shall, for any reason, be adjudged by any court of competent jurisdiction to be invalid or unenforceable, such judgment shall not affect, impair or invalidate the remainder of this Agreement but shall be confined in its operation to the provision of this Agreement directly involved in the controversy in which such judgment shall have been rendered.

This Agreement contains the entire agreement between the Parties concerning the confidentiality of the Confidential Information and the other matters agreed to herein, and supersedes any prior agreement between the Parties relating thereto. No modification of this Agreement or waiver of the terms and conditions hereof shall be binding upon either Party, unless approved in writing by each Party. This Agreement shall inure to the benefit of the Parties, their successors and permitted assigns. Any assignment of this Agreement by either Party without the prior written consent of the other shall be void.

Unless terminated earlier by mutual agreement, this Agreement shall terminate 36 months following the date hereof, but in any case not earlier than 24 months following the termination of discussions relating to a Transaction. Such termination shall not affect any breach of this Agreement occurring

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prior thereto. Confidential Information that constitutes a Party’s trade secrets shall still be kept confidential under this Agreement despite any termination of this Agreement so long as such information remains a trade secret.

This Agreement shall be governed by, and construed in accordance with, the laws of Switzerland, without regard to the principles of conflicts of law thereof. The parties agree to submit any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, to arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Chambers of Commerce. The number of arbitrators shall be three, with each party appointing one arbitrator and the two arbitrators appointing the chairman. The arbitral proceedings shall be conducted in English. Claims for interim relief may in addition be filed with any competent court.

This Agreement may be executed in counterparts (including via electronic mail or facsimile), each of which shall be deemed to be an original, but both of which shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“pdf.”) form, or by any electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

If you are in agreement with the foregoing, please so indicate by signing and returning one copy of this Agreement, whereupon this Agreement will constitute our agreement with respect to the subject matter hereof.

Very truly yours,

Lonza Group AG

By:	/s/ J. Colleluori	By:	/s/ T. Haag

Name: J. Colleluori		Name: T. Haag
Title: S.V.P. Corp. Devel.		Title: CFO

Confirmed and agreed to as of the date first written above:

ARCH CHEMICALS, INC.

By:	/s/ Michael E. Campbell

Chairman, CEO & President